Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

      					Votes for 		Votes withheld

Ravi Akhoury 				252,522,123 		5,135,652
Jameson A. Baxter 			252,532,577 		5,125,198
Charles B. Curtis 			252,419,723 		5,238,052
Robert J. Darretta 			252,448,880 		5,208,895
Myra R. Drucker 			252,570,011 		5,087,764
John A. Hill 				252,519,984 		5,137,791
Paul L. Joskow 				252,501,100 		5,156,675
Elizabeth T. Kennan 			252,492,570 		5,165,205
Kenneth R. Leibler 			252,401,100 		5,256,675
Robert E. Patterson 			252,435,188 		5,222,587
George Putnam, III 			252,540,009 		5,117,766
Robert L. Reynolds 			252,571,980 		5,085,795
W. Thomas Stephens 			252,577,757 		5,080,018
Richard B. Worley 			252,497,943 		5,159,832

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes						Broker
For			against		Abstentions		non votes

180,233,155 	3,171,150 		5,219,330 		69,034,140


All tabulations are rounded to the nearest whole number.